Exhibit 99.1

KULR Technology Group Reports Third Quarter 2023 Financial Results; Company on Track with Analysts’ Q4 Forecasts

SAN DIEGO / GLOBENEWSWIRE / November 14, 2023 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a global leader in sustainable energy management, today reported results for the third quarter ended September 30, 2023.

Third Quarter 2023 Financial Results

Revenues: In the third quarter that ended September 30, 2023, revenue increased to $3.04 million from $1.39 million reported in the same period last year, with revenues more than doubling - or an increase of approximately 118%. Contract Services revenue increased over 4,800%, with revenue of approximately $1.14 million versus approximately $20 thousand in the same quarter last year. Product revenue for the quarter was approximately $1.90 million, up from approximately $1.37 million during the same period last year for an increase of over 38%.

Cash and Accounts Receivable: As of September 30, 2023, the Company had cash and accounts receivable combined of $2.46 million.

Gross Margins: Gross margin was 44% in the quarter ending September 30, 2023, compared to 33% in the same period last year.

Selling, General and Administrative (SG&A) Expenses: SG&A expenses increased to $4.79 million in the third quarter of 2023 from $4.35 million in the same period last year. The increase in SG&A expenses was primarily due to increases in labor costs.

Research and Development (R&D) Expenses: R&D expenses in the third quarter of 2023 increased to $1.64 million from $1.07 million in the same period last year. The increased investment in R&D reflects the increasing customer demand and servicing the growing sales pipeline.

Operating Loss: Loss from operations was $5.10 million for the third quarter of 2023, compared to $4.96 million from the same period last year. Operating loss in the third quarter was driven by SG&A expenses and investment in R&D.

Net Loss: Net loss for the third quarter of 2023 was $5.56 million, or a loss of $0.05 per share, compared to a net loss of $5.59 million, or a loss of $0.05 per share from the same period last year.

Management Commentary

KULR Chief Financial Officer Shawn Canter noted, “KULR posted another record quarter – the second in a row – with revenue more than double that of the same quarter of 2022, and triple the revenues seen in the first nine-months of this year versus the same nine-month period last year.” Commenting on KULR’s renewed focus on capital allocation, Canter said, “It is important to highlight that through the first 9 months of 2023, we reduced our cash used for operations by almost 20% against the same time period last year all while increasing revenue by 244%.”

Looking forward, President and Chief Operating Officer Keith Cochran pointed out, “Management is enthusiastic about this continued growth trend. Given what our team is seeing today, management is confidently on track and comfortable with analysts’ fourth quarter 2023 revenue estimates.”

Third Quarter 2023 and Recent Operational Highlights:

•	KULR Selected by a Top 5 American Electric Truck Manufacturer to Test and Design Safer Next-Gen Batteries. The Manufacturer has publicly forecasted a substantial ramp-up in production of its electric SUVs and trucks next year with KULR’s safer and superior battery performance to distinguish itself from rivals and unlock its expected growth. According to Research and Markets (2022), the U.S. electric truck market is expected to grow at a 54% CAGR and reach $15 billion by 2030.

•	KULR and Cirba Solutions Announced a Groundbreaking National Recycling Program for Lithium-Ion Batteries and Battery Material Packaging. This collaboration focuses on developing a safe transportation platform for original equipment manufacturers (“OEM’s”) to store and transport prototype, end of life, damaged, defective, and recalled lithium-ion batteries by utilizing KULR’s SafeCASE™, and Cirba Solutions’ nationwide logistics and recycling services. The collaboration between KULR and Cirba Solutions is an exclusive nationwide program.

•	KULR Secured Third NASA Order for Automated Battery Cell Testing Services. KULR's latest purchase order from the National Aeronautics and Space Administration (“NASA”), is part of a multi-phase agreement for its advanced automated battery cell screening system. According to Straits Research, the global battery cell testing market was valued at $5 billion in 2021 and is anticipated to reach $7 billion by 2030

•	KULR and Forge Nano Formed a Strategic Partnership for Enhanced Battery Safety and Performance. This partnership will utilize the KULR ONE Design Solutions platform to develop next generation battery packs with Forge Nano’s proprietary battery cell technology. The strategic partnership is estimated as a $3.5 million to $5 million revenue opportunity.

•	KULR Technology Group Supplies Velos Rotors with Vibration Reduction Technology. KULR partnered with Velos Rotors ("VELOS") to provide its KULR VIBE service as an added enhancement to the Velos V3 UAV helicopter for reducing vibration and increasing balance of UAV payloads that are highly sensitive to the impact of aircraft vibration.

Conference Call
The Company has scheduled a conference call for November 14, 2023, at 4:30 p.m. ET to discuss these results. Michael Mo, KULR’s CEO, Keith Cochran, President & COO, and Shawn Canter, CFO, will provide a business update for the Company followed by a question-and-answer period.

To access the call:

Date: Tuesday, November 14, 2023

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

U.S. dial-in: 855-459-0165

Access Code: 361411

Webcast: Click here to access

Please call the conference telephone number 10 minutes prior to the start time. The conference call will be available for replay here and via the Investor Relations section on KULR’s website (www.kulrtechnology.com).

About KULR Technology Group Inc.
KULR Technology Group Inc. (NYSE American: KULR) is a leading energy management platform company offering proven solutions that play a critical role in accelerating the electrification of the circular economy. Leveraging a foundation in developing, manufacturing, and licensing next-generation carbon fiber thermal management technologies for batteries and electronic systems, KULR has evolved its holistic suite of products and services to enable its customers across disciplines to operate with efficiency and sustainability in mind. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement
This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 28, 2023 and the additional risk factor disclosed in our Form 10-Q filed with the Securities and Exchange Commission on August 16, 2023. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

KULR Technology Group, Inc.

Phone: 858-866-8478 x 847

Email: ir@kulrtechnology.com

Media Relations:

Further PR

Email: press@furtherpr.com